Exhibit 99.1



[GRAPHIC OMITTED]

For Immediate Release:
April 24, 2002



           DICE INC. POSTS $143,000 IN EBITDA ON QUARTERLY REVENUES OF
                                  $9.1 MILLION

                11th Consecutive Quarter of EBITDA Profitability

Highlights

o    11th consecutive quarter of EBITDA profitability for existing business

o Customer acquisition rate increases - important customer wins include Geico Direct, Clorox and Biogen

o Dice negotiates option to repurchase 74% of convertible subordinated debt and retains UBS Warburg as financial advisor

New York, NY--April 24, 2002--Dice Inc. (Nasdaq: DICE), the leading provider of online recruiting services for technology professionals, today reported results for the quarter ended March 31, 2002.

Quarterly Revenues
Revenues for the quarter were $9.1 million, a decrease of 15% compared to the $10.7 million recorded in the fourth quarter of 2001 and of 47% compared to the year ago quarter.

Quarterly Earnings before Interest, Taxes, Depreciation and Amortization
(EBITDA)
EBITDA totaled $143,000 for the quarter, compared to $857,000 in the fourth quarter of 2001 and $2.1 million in the first quarter of 2001. First quarter 2002 marks the 11th consecutive quarter of EBITDA profitability for the company's existing business (dice.com and MeasureUp businesses).

Quarterly Cash Net Loss
Dice Inc. recorded a cash net loss of $(2.3) million, or $(0.21) per share, in the current quarter, excluding amortization of intangibles of $712,000. In the fourth quarter of 2001, the company reported a cash net loss of $(1.8) million, or $(0.17) per share, excluding amortization of goodwill and intangibles of $4.2 million. In the first quarter of 2001, the company recorded cash net income of $369,000, or $0.04 per share, excluding amortization of goodwill and intangibles of $3.8 million and net restructuring charges of $270,000.

Quarterly Results
The revenue decrease compared to the first and fourth quarters of 2001 reflected the impact of a weak business environment on demand for job postings from customers and the cumulative impact of net decreases in the number of customer accounts throughout 2001. However, in the first quarter of 2002, the total subscription customer base declined by only 3% to 2,900 from 3,000 in the December quarter, the smallest quarterly decline experienced both in absolute and percentage terms since March 2001.

Dice continued to manage its cost structure at levels commensurate with the current and anticipated near-term business environment, while dedicating dollars and resources to product development and marketing programs targeted to reach new customers and job seekers in a broader array of technology disciplines. Cost of revenues and operating expenses (excluding depreciation, amortization and one-time charges) were $900,000 less than in the previous quarter and $6.0 million less than in the year ago quarter.

Comments from Management
"Business indicators point to stabilization of demand in our markets," said Scot
W. Melland, President and CEO of Dice Inc. "We are encouraged by the improvement in customer acquisition and retention, which was the best in a year, as well as the continuing high rate of customer satisfaction with the Dice service."

"While the overall recruitment advertising market slowed in 2001, online recruiting gained substantial market share at the expense of traditional print media and is expected to grow significantly through 2006," Melland continued. "As the leader in the technology vertical -- with the most traffic, most job listings and highest brand recognition -- we are well-positioned to profit as the market rebounds."

Michael P. Durney, Senior Vice President and CFO of Dice Inc., commented further, "We are constantly improving the cost structure of our business, lowering our fixed costs to enhance our operating leverage. This quarter, we spent nearly 10% less to operate our business than in the fourth quarter and 40% less than a year ago. Our $21 million in cash at the end of the quarter provided more than sufficient resources to operate and grow our business in this environment, and allowed us to creatively address our capital structure."

"In early April, we took specific, quantifiable steps to increase shareholder value by negotiating attractive terms to repurchase 74% of our convertible debt. This action has substantially improved our financial flexibility as we address our strategic alternatives in this period of rapid industry consolidation," Durney continued.

Dice.com Customer Wins
Dice attracted over 800 new subscription customers in the first quarter, compared to 400 last quarter, and improved customer retention rates, indicating a continuing stabilization in the demand for the company's services. Notable new customers during the quarter included Bank of America, Geico Direct, Computer Associates, Clorox and Biogen. In addition, TMP Worldwide Inc., a top-five recruitment advertising agency and long-time customer, has joined Dice's recently launched recruitment advertising agency program.

In the Classified product line, Dice continued to demonstrate success in broadening its awareness among direct employers, with a wide range of customers from prominent universities to Fortune 500 companies. At quarter end, jobs posted by all customers totaled approximately 30,500, compared to approximately 30,000 at year end, the first time in over a year that job count has remained flat from quarter to quarter.

Announcement of Option to Repurchase Convertible Notes and Financial Advisor
On April 3, Dice announced that it has negotiated the right to repurchase $53.02 million face amount (or 74% of the total) of its 7% convertible subordinated notes due January 2005 (the "Notes") from three of its largest noteholders, upon certain change of control events, at prices ranging from 70% to 110% of face value, plus accrued interest through the date of repurchase. The actual repurchase price will depend upon the amount received by the company or its stockholders as a result of the change of control event, increasing to the maximum as proceeds to stockholders increase. The company's repurchase option expires on October 3, 2002, although it may be extended for an additional three months under certain conditions.

In consideration for entering into these agreements, the company paid $1,856,000 in the aggregate to the three holders. In addition, the company repurchased $1,766,000 aggregate principal amount of Notes from one of the holders for $1,236,000 in cash, plus accrued interest of $24,000.

The company also announced that it has retained UBS Warburg as its financial advisor in connection with an exploration of strategic alternatives. The company's Board of Directors has authorized management and its financial advisor to explore strategic alternatives that would maximize shareholder value, including debt restructuring or refinancing, mergers, sales, strategic alliances or other similar strategic alternatives.

Cash Flows

---------------------------------------------- -----------------------------
Cash Flow Components                                 Quarterly Comparison
(unaudited, $ in thousands)
------------------------------------------    ------------------------------

                                                   Q1 02            Q1 01
------------------------------------------    --------------   -------------

EBITDA(1)                                          $ 143          $ 2,137
------------------------------------------    --------------   -------------

Payments of accrued restructuring costs               --           (4,873)
------------------------------------------    --------------   -------------

Capital expenditures                              (1,144)          (1,499)
------------------------------------------    --------------   -------------

Interest payments on Notes                        (2,492)          (2,800)
------------------------------------------    --------------   -------------

Working capital and other, net                      (479)          (2,715)
------------------------------------------    --------------   -------------

Net Cash Used                                    $(3,972)         $(9,750)
------------------------------------------    --------------   -------------

(1) Earnings before interest, taxes, depreciation, amortization, restructuring, and one-time charges, net; see full description in the attached Consolidated Statements of Operations.

The company had net cash usage of $4.0 million during the quarter, including the semi-annual convertible note interest payment of $2.5 million. In April, the company paid the final earnout payment of $4.0 million related to the acquisition of dice.com and paid an aggregate of $3.1 million in connection with the repurchase of Notes and the consideration for the option transaction described above. As a result of the repurchase transaction, the company's outstanding debt was reduced to $69.4 million.


Performance Highlights

-------------------------------------------- ------------------------------------------------------------------------
Selected Performance Data                                               Quarterly Results
(unaudited, $ in thousands)
-------------------------------------------- ------------------------------------------------------------------------
                                                    Q1 02         Q4 01          Q3 01          Q2 01         Q1 01
-------------------------------------------- -------------- ------------- -------------- -------------- -------------

Total revenues                                      $9,085       $10,656        $13,019        $15,522       $17,099
-------------------------------------------- -------------- ------------- -------------- -------------- -------------

Dice.com revenues                                   $8,136        $9,341        $11,614        $13,988       $15,563
-------------------------------------------- -------------- ------------- -------------- -------------- -------------

MeasureUp revenues                                    $949        $1,315         $1,405         $1,534        $1,536
-------------------------------------------- -------------- ------------- -------------- -------------- -------------

Gross margin                                           90%           89%            91%            91%           92%
-------------------------------------------- -------------- ------------- -------------- -------------- -------------

Sales & marketing exp. (% of Rev.)                     57%           46%            46%            52%           56%
-------------------------------------------- -------------- ------------- -------------- -------------- -------------

EBITDA (1)                                            $143          $857         $2,027         $2,047        $2,137
-------------------------------------------- -------------- ------------- -------------- -------------- -------------

Cash balance (end of period)(2)                    $20,861       $24,833        $25,215        $31,756       $36,729
-------------------------------------------- -------------- ------------- -------------- -------------- -------------
Total subscription customer accounts(3)              2,900         3,000          3,900          5,500         6,800
-------------------------------------------- -------------- ------------- -------------- -------------- -------------

(1) Earnings before interest, taxes, depreciation, amortization, restructuring, impairment and one-time charges, net, and extraordinary items; see full description in the attached Consolidated Statements of Operations.
(2)    Includes marketable securities.
(3) Total period-end customer accounts at dice.com, previously reported separately as member and enterprise customer accounts.

Current Business Outlook
The company said that while demand for services had shown improvement during the first quarter, the pace of overall demand, based on business indications from mid-February to mid-April, is not expected to result in near-term increases in revenues as rapidly as previously anticipated. Based on trends in current new customer acquisition and existing customer retention rates, the company anticipates that the turn in revenue performance will be delayed by up to two quarters compared to expectations communicated in October 2001.

Dice currently anticipates that total revenues in the second quarter of 2002 will be approximately $8.2 to $8.5 million, with an EBITDA loss of approximately $(0.5) to $(0.2) million and a cash net loss of approximately $(2.9) to $(3.2) million, or $(0.27) to $(0.30) per share. The cash net loss per share estimate excludes amortization of intangibles and any impact from the note repurchase option transaction consummated in April.



                                     -more-


Revenues for the full year 2002 are anticipated to be approximately $38 million, with EBITDA of approximately $2.0 million. The cash net loss for the year is anticipated to be approximately $(8.3) to $(8.5) million or ($0.75) to ($0.77) per share, also excluding amortization of intangibles and any impact from the bond repurchase option transaction consummated in April.

The company's cash balance is anticipated to be approximately $11 to $12 million at the end of June and approximately $10 to $11 million at the end of 2002.

Conference Call Information
Today's earnings conference call at 11:00 a.m. Eastern Time will be webcast live via Dice's Investor Relations website http://about.dice.com (click on "Live Webcast"), PRNewswire (http://www.videonewswire.com/event.asp?id=4267 ), and Street Events (www.streetevents.com, subscribers only). An audio replay of the call will be available for 30 days at 1-800-428-6051, passcode: 238736, shortly after the call and webcast are completed.

About Dice Inc.
Dice Inc. (Nasdaq: DICE, http://about.dice.com) is the leading provider of online recruiting services for technology professionals. Dice Inc. provides services to hire, train and retain technology professionals through dice.com, the leading online technology-focused job board, as ranked by Media Metrix and IDC, and MeasureUp, a leading provider of assessment and preparation products for technology professional certifications.

Corporate Profile
Dice Inc.'s corporate profile can be viewed by clicking on Investor Relations at http://about.dice.com.

This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and Dice Inc. disclaims any obligation to update this information.

Company Contact Information               Media Contact Information
Michael P. Durney                         Claudine Cornelis
Senior Vice President, Finance and        Laura Novak
Chief Financial Officer                   Morgen-Walke Associates
                                          tel: 212-850-5600
Constance Melrose
Vice President, Treasury and Investor     Investor Relations Contact Information
  Relations                               Richard Schineller
Dice Inc.                                 3rd Millennium
ir@dice.com                               rich@3rd-mm.com
tel: 212-725-6550                         tel: 973-633-0888, ext. 110

                           Financial Tables to Follow

                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)
                                   (unaudited)


                                                                        Three Months Ended
                                                                            March 31,

                                                                  2002                      2001
                                                            ------------------        -----------------
Revenues                                                             $  9,085                 $ 17,099
Cost of revenues                                                          932                    1,376
                                                            ------------------        -----------------
Gross profit                                                            8,153                   15,723
                                                            ------------------        -----------------
Operating expenses:
       Product development                                                626                    1,375
       Sales and marketing                                              5,142                    9,577
       General and administrative                                       2,242                    2,634
       Depreciation                                                     1,201                      788
       Amortization of intangible assets                                  712                    3,795
       Restructuring and one-time charges, net                             --                      270
                                                            ------------------        -----------------
           Total operating expenses                                     9,923                   18,439
                                                            ------------------        -----------------
Loss from operations                                                  (1,770)                  (2,716)
Interest and other income (expense), net                              (1,214)                    (980)
                                                            ------------------        -----------------
Net loss                                                            $ (2,984)                $ (3,696)
                                                            ==================        =================

Basic and diluted net loss per share                                 $ (0.28)                 $ (0.35)
                                                            ==================        =================

Weighted average shares of common stock outstanding                    10,810                   10,429
                                                            ==================        =================

Supplemental Financial Data:

EBITDA (1)                                                             $  143                 $  2,137
                                                            ==================        =================

Cash net income (loss)  (2)                                         $ (2,272)                    $ 369
                                                            ==================        =================

Cash net income (loss) per share (3)                                 $ (0.21)                  $  0.04
                                                            ==================        =================

1) EBITDA is calculated by adding back interest, taxes, depreciation and amortization, and restructuring and one-time charges, net, to net income
     (loss). EBITDA should not be considered an alternative to operating income (as determined in accordance with generally accepted accounting principles), as a measure of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of the Company's liquidity.


2) Cash net income (loss) is calculated by adding back amortization and restructuring and one-time charges, net, to net income (loss). It is not intended to reflect our actual net income (loss) per share, cash flows from operations or net cash flows, as determined under generally accepted accounting principles and reported in our periodic quarterly filing with the Securities and Exchange Commission.


3)   Cash net income (loss) per share is calculated by dividing cash net income
     (loss) by the weighted average shares of common stock outstanding for the respective periods.


                                     Consolidated Condensed Balance Sheets
                                                (in thousands)
                                                 (unaudited)
                                                                            March 31,          December 31,
                                                                              2002                2001
                                                                        ------------------  ------------------
ASSETS:
Current Assets:
       Cash and marketable securities                                            $ 20,861            $ 24,833
       Accounts receivable, net                                                     2,397               2,708
       Prepaid expenses and other current assets                                    3,845               3,872
                                                                        ------------------  ------------------
             Total current assets                                                  27,103              31,413
Fixed assets, net                                                                   9,936               9,993
Intangible assets, net                                                             27,533              28,245
Restricted cash                                                                     1,057               1,057
Other assets, net                                                                   1,991               2,295
                                                                        ------------------  ------------------
             Total assets                                                        $ 67,620            $ 73,003
                                                                        ==================  ==================

LIABILITIES & STOCKHOLDERS' (DEFICIT) EQUITY:
Current Liabilities:
       Accounts payable                                                            $  792             $   701
       Accrued expenses                                                             5,060               5,756
       Accrued interest                                                               931               2,178
       Deferred revenue                                                             5,268               5,506
       Amounts due under acquisition agreements                                     4,000               4,000
       Leases payable - current                                                       929               1,094
       Notes payable - current                                                        143                 143
                                                                        ------------------  ------------------
             Total current liabilities                                             17,123              19,378
Long term debt                                                                     71,200              71,200
Leases payable                                                                        596                 793
Other liabilities                                                                     734                 815
Commitments and contingencies                                                          --                  --

Total stockholders' (deficit) equity                                             (22,033)            (19,183)
                                                                        ------------------  ------------------

            Total liabilities & stockholders' (deficit) equity                   $ 67,620            $ 73,003
                                                                        ==================  ==================

                                       ###